Exhibit 10.2

STATE OF TEXAS

COLLIN COUNTY

TORCHMARK CORPORATION NON-QUALIFIED STOCK OPTION

GRANT AGREEMENT

TORCHMARK CORPORATION, a corporation organized and existing under the laws of the state of Delaware (the “Company”), does hereby grant and give unto                     (the “Optionee”), the following non-qualified stock option (the “Option”) upon the terms and conditions hereinafter set forth.

AUTHORITY FOR GRANT

1. Stock Incentive Plan/Consideratiion. The Option is granted under the provisions of the Torchmark Corporation 2011 Incentive Plan (the “Plan”), as a non-qualified option and is subject to the terms and provisions of the Plan and in return for Optionee’s promises contained herein including the terms and provisions of Section 12.. Capitalized terms used but not defined herein shall have the meaning given them in the Plan which is incorporated by reference herein.

TERMS OF OPTION

2. Number of Shares. The Optionee is hereby granted an option to purchase from the Company                 shares (the “Shares”) of the company’s common capital stock.

3. Option Price Per Share. The option price for each Share subject to the Option shall be $        , the closing price of the Stock on the New York Stock Exchange Composite Tape on                     , which is the “Grant Date”.

4. Option Period. The Option shall be and become first exercisable to the extent of the Shares shown in the schedule below on and after the dates set forth therein:

Shares as to which Option is First Exercisable	Date First Exercisable
25%
50%
75%
100%

Notwithstanding any other provision of this Agreement, if the Option is not exercised with respect to all Shares prior to ten (10) years from the Grant Date, it shall terminate and the parties hereto shall have no further rights or obligations hereunder. For the purposes of this agreement, “Option Period” shall mean the ten (10) year period commencing on the Grant Date.

5. Method of Exercise. The Option may be exercised in whole or in part at any time during the Option Period, by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument as may be acceptable to the Compensation Committee of the Torchmark Board of Directors (the “Committee”). Payment in full or in part may also be made in the form of unrestricted stock already owned by the Optionee (based on the fair market value of the stock on the date the Option is exercised). The Optionee shall have the rights to dividends or other rights of a stockholder with respect to the Shares subject to the option when the Optionee has given written notice of exercise and has paid in full for such Shares.

6. Transferability of Option. The Option may be transferred by the Optionee to members of his or her Immediate Family (the children, grandchildren or spouse of the Optionee), to one or more trusts for the benefit of such Immediate Family members or to one or more partnerships where such Immediate Family members are the only partners if (i) the Optionee has received express written approval of such transfer from the Committee and (ii) the Optionee does not receive any consideration in any form whatsoever for said transfer. Except as provided in the foregoing sentence, the Option shall not be transferable by the Optionee other than by will or by the laws of descent and distribution.

TERMINATION OF OPTION

7. Termination by Death. If the Optionee’s employment with the Company, any Subsidiary and/or any Affiliate terminates by reason of death (or if Optionee dies following termination of employment by reason of disability or retirement at or after age 65), the Option shall become immediately exercisable and may thereafter be exercised by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, during the period ending on the expiration of the stated term of the Option or the first anniversary of the Optionee’s death, whichever is later.

8. Termination by Reason of Disability. If the Optionee’s employment with the Company, any Subsidiary, and/or any Affiliate terminates by reason of Disability, the Option shall be immediately exercisable and may thereafter be exercised during the period ending on the expiration of the stated term of the Option.

9. Termination by Reason of Retirement. If the Optionee’s employment with the Company, any Subsidiary, and/or any Affiliate terminates by reason of Retirement (i) at or after age 65 and (ii) after the first anniversary of the Grant Date, the Option shall become immediately exercisable (the “Retirement Acceleration”) and may thereafter be exercised during the period ending on the expiration of the stated term of the Option.

If the Optionee’s employment with the Company, any Subsidiary, and/or any Affiliate terminates by reason of Retirement at or after age 60, the Option shall terminate five (5) years from the date of such Retirement or upon the expiration of the stated term of the Option, whichever is shorter. If the Optionee’s employment with the Company, any Subsidiary and/or any Affiliate terminates by reason of Retirement at or after age 55, the Option shall terminate three (3) years from the date of such Retirement or upon the expiration of the stated term of the Option, whichever is shorter. In the event of Retirement at or after ages 55 or 60, there shall be no acceleration of vesting of the Option, but the Option shall continue to vest in accordance with its regular schedule and may be exercised to the extent it is or becomes exercisable prior to the termination of the Option (the “Continued Vesting Shares”); provided that the Participant’s Retirement occurs after the first anniversary of the Grant Date.

In the event the Participant’s employment is terminated due to Retirement prior to the first anniversary of the Grant Date, all Options shall be forfeited.

10. Termination for Cause. If the Optionee’s employment with the Company, any Subsidiary and/or any Affiliate is terminated for Cause, or the Committee determines that the Optionee has engaged in conduct that would be grounds for termination with cause, the Option shall be immediately forfeited to the Company upon the giving of notice of termination of employment.

11. Other Termination. If the Optionee’s employment with the Company, any Subsidiary and/or any Affiliate is involuntarily terminated by the Optionee’s employer without Cause, the Option shall terminate three (3) months from the date of termination of employment or upon the expiration of the stated term of the Option, whichever is shorter. If the Optionee’s employment with the Company, any Subsidiary and/or any Affiliate is voluntarily terminated for any reason, the Option shall terminate one (1) month from the date of termination of employment or upon the expiration of the stated term of the Option, whichever is shorter. In the event of involuntary termination without Cause or voluntary termination, there shall be no acceleration of vesting of the Option, but the Option shall continue to vest in accordance with its regular schedule and may only be exercised to the extent it is or becomes exercisable prior to such termination.

12. Noncompetition/Confidentiality/Nonsolicitation. Upon Participant’s separation from employment from the Company for any reason for a period of two (2) years from the date of such separation or in the event of termination under circumstances that entitle him to Retirement Acceleration or Continued Vesting Shares, during the remaining vesting period prior to the Vesting Date, whichever is longer (the “Restriction Period”), Participant agrees not to engage or participate, directly or indirectly, in any capacity, including but not limited to as an employee, consultant, advisor, contractor, partner, owner or otherwise, in a competing business, which is one that provides the same or substantially similar products or services as the Business. “Business” is defined as product development, marketing, sales and servicing of life insurance, health insurance and annuity products through captive agents, independent agents and direct response marketing channels. Life insurance includes individual life or group life, with or without return-of-premium benefit. Health insurance includes accidental death or supplemental health insurance products, with or without return-of premium benefits, including cancer, critical illness, hospital indemnity, Medicare supplement or Medicare Part D prescription drug coverage. Annuity includes deferred annuities or single premium immediate annuities. (All of the foregoing are referred to collectively as the “Business”). Participant further agrees that he will not serve as a Board member for any company that provides the same or similar products or services as the Business. Participant also agrees and understands that this noncompetition agreement extends to competition in any state in which Participant worked or directed work for the Company or in which the Company has plans or intentions for future business operations for which the Participant was involved (referred to as the “Restricted Area”).

Participant acknowledges that the Restricted Area, scope of prohibited activities, and the Restriction Period are reasonable and are no broader than are necessary to protect Company’s legitimate business interests. Participant also acknowledges that the Company would not be providing the benefits set forth in this Agreement but for Participant’s covenants and promises contained in this Section. Participant further agrees that during the non-competition term, Participant shall immediately notify the Company in writing of any employment, work, or business he undertakes with or on behalf of any person (including himself) or entity other than the Company and acknowledges and agrees that the Company may place Participant’s future employer on notice of the Participant’s post employment obligations.

Participant further expressly agrees and understands that the Company has disclosed confidential, proprietary and/or trade secret information to Participant. Participant agrees that he will not utilize nor disclose to any third party any of the Company’s confidential, proprietary or trade secret information at any time in the future. In consideration of the Company disclosing such information to Participant and/or for the consideration provided to Participant by the Company in this Agreement, which Participant acknowledges is sufficient and reasonable consideration, Participant has agreed to the non-competition provisions set forth herein.

Participant also agrees that during the Restriction Period he will not solicit the clients or customers of the Company in order to request or advise such clients or customers to end, change or curtail their business relationship with the Company. In addition, Participant agrees that during the Restriction Period he will not solicit any employee of the Company in order to request or advise any such employee to end, change or curtail their employment relationship with the Company.

If for any reason any court of competent jurisdiction finds any provision of this Section to be unreasonable in duration or scope or otherwise, Company and Participant agree that the restrictions and prohibitions contained in this Section shall be effective to the fullest extent allowed under applicable law. Each covenant set forth in this Section shall survive the termination of this Agreement and Participant’s employment for any reason and shall be construed as an agreement independent of any other provision of this Agreement.

Participant acknowledges and agrees that the covenants, obligations and agreements of Participant contained in this Section concern special, unique and extraordinary matters and that a violation of any of the terms of these covenants, obligations or agreements will cause Company irreparable injury for which adequate remedies at law are not available. Therefore, Participant agrees that Company will be entitled to an injunction, restraining order, or any other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Participant from committing any violation of the covenants, obligations or agreements referred to in this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies Company may have against Participant.

In addition, Participant agrees that if he violates the terms of this Section or if the terms of this Section are determined to be unenforceable by any court of competent jurisdiction, Participant shall forfeit and not be entitled to receive Retirement Acceleration or the Continued Vesting Shares herein. The Company shall be relieved from any obligation to provide Participant with Retirement Acceleration or the Continued Vesting Shares. If Participant has already received the Retirement Acceleration or the Continued Vesting Shares, Participant agrees that he shall repay the Company the value of the Retirement Acceleration or the Continued Vesting Shares on the date it was received by Participant upon five (5) days written notice.

GENERAL TERMS AND PROVISIONS

13. Shares Listed on the Exchange. The Shares for which the Option is hereby granted shall have been listed on the New York Stock Exchange at the time the Option is exercised.

14. Shares May be Newly Issued or Purchased. The Shares to be delivered upon exercise of the Option shall be made available, at the discretion of the Company, either from authorized but previously unissued Shares or from Shares held in the treasury of the Company.

15. Adjustment of Shares for Recapitalization. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Stock, a substitution or adjustment shall be made in the number and price of Shares.

16. Payment of Taxes. The Optionee shall, no later than the date as of which the value of any portion of the Option first becomes includable in his/her gross income for Federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee, in its sole discretion, regarding payment of, the minimum Federal, state, local or FICA taxes of any kind required by the law to be withheld with respect to the Option. The obligations of the Company under this Agreement shall be conditional on such payment or arrangements.

The Optionee may elect, subject to the approval of the Committee, to satisfy his/her minimum Federal, and where applicable, FICA, state and local tax withholding obligations arising from all awards by the reduction in an amount necessary to pay any such minimum withholding tax obligations, of the number of Shares of stock or amount of cash otherwise issuable or payable to said Optionee upon the issuance of Shares or payment of cash in respect of an Option. The Company and, where applicable, its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such minimum withholding taxes owed by an Optionee who is not subject to Section 16 of the 1934 Act from any payment of any kind otherwise due to said Optionee.

17. Headings. The headings contained herein are for convenience of reference only, do not constitute a part of this Grant Agreement and shall not be deemed to limit or affect any of the provisions hereof.

18. Notices. Any notices required by or permitted to be given to the Company under this Agreement shall be made in writing and addressed to the Secretary of the Company in care of the Company’s Legal Department, 3700 South Stonebridge Drive, McKinney, Texas 75070. Any such notice shall be deemed to have been given when received by the Company.

19. Governing Law/Venue. All questions pertaining to the construction, regulation, validity and effect of the provisions of this Agreement shall be determined in accordance with the laws of the State of Texas. In addition, Participant and Company agree that any disputes or claims concerning or relating to the terms and provisions of this Agreement shall be filed in Collin County, State of Texas or the United States District Court for the Eastern District of Texas.

20. Effective Date of Stock Option. This Option has been executed this     day of                      , 201    , effective as of             .

TORCHMARK CORPORATION

By:
Its:	Authorized Officer

Optionee